EX-99.d.2

FEE WAIVER AND EXPENSE
ASSUMPTION AGREEMENT

THIS AGREEMENT, made this ___ day of March, 2011, between Bennett Group of Funds, a Delaware statutory trust (the “Feeder Trust”), on behalf of each series of the Feeder Trust listed on Schedule A of this Agreement (each, a “Feeder Fund,” and together, the “Feeder Funds”), Bennett Group Master Funds, a Delaware statutory trust (the “Master Trust”), on behalf each series of the Master Trust, as listed on Schedule A of this Agreement (each, a “Master  Fund,” and together, the “Master Funds,” and together with the Feeder Funds, the “Funds”), and Bennett Group Financial Services, LLC, a Delaware limited liability company (“BGFS”).

WHEREAS, BGFS has entered into an Administrative Services Agreement with the Feeder Trust, pursuant to which BGFS provides various administrative and other services for the Feeder Funds, and for which BGFS is compensated based on the average net assets of such Feeder Funds; and

WHEREAS, BGFS has entered into an Investment Advisory Agreement with the Master Trust, pursuant to which BGFS provides investment advisory services for the Master Funds, and for which BGFS is compensated based on the average net assets of such Master Funds; and

WHEREAS, the parties have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of the Funds on Schedule A of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Fee Waiver and Expense Assumption by BGFS.  BGFS agrees to assume certain expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each such Feeder Fund and/or Master Fund (excluding acquired fund fees and expenses, 12b-1 fees, interest, and extraordinary expenses), and/or to reduce all or a portion of its administrative services fee for each Feeder Fund listed on Schedule A, and/or reduce all or a portion of its investment advisory fee for each Master Fund listed on Schedule A, and/or undertake such fee waiver and assumption of expenses as detailed on Schedule A of this Agreement, to the extent necessary to limit the combined total annual fund expenses of each Feeder Fund (excluding acquired fund fees and expenses and Rule 12b-1 fees, interest, and extraordinary expenses) to the rate reflected in Schedule A of this Agreement for each Feeder Fund (“Combined Annualized Expense Ratio”).

2.
Duty to Reimburse BGFS.  If, at any time, a Feeder Fund’s combined annualized expenses are less than the Combined Annualized Expense Ratio listed on Schedule A of this Agreement, the Trust, on behalf of a Feeder Fund, and/or the Master Trust, on behalf of a Master Fund, shall reimburse BGFS for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Feeder Fund’s Annualized Expense Ratio to exceed the limit on Schedule A of this Agreement.  There shall be no obligation of the Trust, on behalf of a Fund, or the Master Trust, on behalf of a Master Fund, to reimburse BGFS for waived fees or expenses that were assumed by BGFS more than thirty-six months prior to the date of any such reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by BGFS without the prior consent of the Trust and Master Trust.

4.
Duration and Termination.  This Agreement shall continue in effect until May 31, 2012, and shall continue in effect from year to year thereafter for each Fund, unless and until the Trust or BGFS notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for a Fund, of its intention to terminate the Agreement for a Fund.

5.	Effective Dates. This Agreement shall become effective for each Fund on March 1, 2011.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

BENNETT GROUP OF FUNDS

By:
Name: Dawn J. Bennett
Title:President

BENNETT GROUP MASTER FUNDS

By:
Name: Dawn J. Bennett
Title:President

BENNETT GROUP FINANCIAL SERVICES, LLC

By:
Name: Stuart W. Rogers
Title: President

SCHEDULE A

Fund	Combined Annualized Expense Ratio (as a percentage of average net assets)

Bennett Conservative Fund (Feeder Fund)	[0.68%] *
Bennett Conservative Series (Master Fund)
Bennett Moderate Fund (Feeder Fund)	[0.68%] *
Bennett Moderate Fund (Master Fund)
Bennett Growth Fund (Feeder Fund)	[0.70%] *
Bennett Growth Fund (Master Fund)
Bennett Aggressive Growth Fund (Feeder Fund)	[0.71%] *
Bennett Aggressive Growth Fund (Master Fund)

*
For each of these Funds, BGFS has agreed to waive its administrative services fee and/or the related Master Fund’s management fee, and/or to assume the Fund’s direct and indirect expenses (including the expenses the Fund bears as a shareholder of its master fund, but excluding acquired fund fees and expenses, Rule 12b-1 fees, interest, taxes, and non-routine and extraordinary expenses) to the extent necessary to limit the applicable Feeder Fund’s overall expenses to the rate listed above for such Fund.

Dated:  ___________, 2011